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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 23, 2001


                        Commission file number 001-12055



                        PARACELSUS HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)





                  CALIFORNIA                            95-3565943
     (State or other jurisdiction of                  (IRS Employer
      incorporation or organization)                 Identification No.)


                  515 W. Greens Road, Suite 500, Houston, Texas
                    (Address of principal executive offices)


                       77067                (281) 774-5100
                     (Zip Code)     (Registrant's telephone number,
                                          including area code)

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ITEM 5.  OTHER EVENTS

         Paracelsus Healthcare Corporation (the "Company") announced today that the Bankruptcy Court in Houston, Texas has set May 22, 2001 as the date for a hearing to consider confirmation of the Company's First Amended Chapter 11 Plan of Reorganization. (the "Plan"). Earlier dates for a confirmation hearing had been postponed to permit time to address two proofs of claim filed by a private person (the "relator") on behalf of the United States and the State of California, as described in the Company's December 11, 2000 and March 5, 2001 press releases. The original proofs of claim sought a total of approximately $94 million. In March 2001, the United States and California filed amended proofs of claim seeking a total of approximately $46 million.

         To avoid the costs of further litigation and to proceed with confirmation of the Plan, Paracelsus recently signed a settlement agreement with the United States, California, and the relator to resolve their proofs of claim. In general, the principal settlement terms are the following: The United States, California, and the relator agreed to grant Paracelsus certain releases and to dismiss the litigation against Paracelsus pending in another federal court. Paracelsus agreed that the United States, California, and the relator would have allowed general unsecured claims in the bankruptcy case in the aggregate amount of $5.5 million and that the allowed claims would be treated as Class 4 Claims, entitled to share with other Class 4 claimants in a distribution of new notes and common stock of the reorganized Paracelsus to be issued under the Plan. Paracelsus also agreed to enter into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services. The Company denied any liability or wrongdoing.

         The settlement agreement is subject to approval by the Bankruptcy Court. The Court set May 22, 2001 as the date for a hearing to consider approval of the settlement along with the Company's Plan.

         The Company also filed a motion today in its Bankruptcy case to modify its proposed Plan of Reorganization, reflecting changes made necessary by the settlement and by revisions in the Company's projected future operating results primarily as a result of heightened competition from the opening of a new hospital in the market served by its hospital in Fargo, North Dakota, as previously reported. The modification would provide that on confirmation of the Plan, the shares of the Company's common stock held by existing equity holders will be canceled and rendered null and void, and that such current equity holders will not receive stock or warrants, as had previously been provided in the Plan. Pursuant to the Plan, as amended, the Company's current equity holders will neither receive nor retain any property under the Plan on account of such equity interests.


Item 7.  Financial Statements and Exhibits.

         (c) Exhibits.

             Exhibit 99.2 Press Release dated April 23, 2001 issued by the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             Paracelsus Healthcare Corporation
                                                       (Registrant)


Dated: April 30, 2001                By: /s/ LAWRENCE A. HUMPHREY
                                             ----------------------------------
                                             Lawrence A. Humphrey
                                                Executive Vice President,
                                                & Chief Financial Officer